Exhibit 99.1
For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2007
Plano, TX, March 6, 2008 – Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three months and year ended December 31, 2007.
Cinemark Holdings, Inc.’s admissions revenues increased 2.6% to $252.4 million and concession revenues increased 2.7% to $118.6 million for the three months ended December 31, 2007, primarily related to a 7.5% increase in average ticket prices and a 7.3% increase in concession revenues per patron. Total revenues for the three months ended December 31, 2007 increased to $393.3 million.
Adjusted EBITDA for the three months ended December 31, 2007 decreased 8.2% to $83.8 million from $91.3 million for the three months ended December 31, 2006. The Company’s Adjusted EBITDA margin was 21.3% for the three months ended December 31, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
“Cinemark delivered consistent revenue growth and industry-leading financial performance in 2007 due to the efficient operation of our theaters, our continued focus on organic expansion in domestic and international markets and the integration of the Century Theatres,” stated Alan Stock, Cinemark’s Chief Executive Officer. “We are pleased with our worldwide performance for the quarter and experienced another quarter of outperformance with our international business. For 2008, we believe there is a solid slate of movies in the pipeline. Additionally, we operate in an industry that provides one of the lowest cost forms of out-of-home entertainment, and in light of a weakening economy, we expect our industry to show resilience as it has exhibited in past recessionary periods. We remain dedicated to improving our profitability, developing our new theatre pipeline, and positioning Cinemark to capitalize on industry innovations, such as digital cinema, to return value to shareholders over the long term.”
Net loss before taxes for the three months ended December 31, 2007 was $11.6 million. As a result of the interim period income tax allocations required under U.S. generally accepted accounting principles (“GAAP”), the Company recorded income tax expense of $42.2 million for the three months ended December 31, 2007. The impact of the interim period income tax allocation combined with asset impairment charges of $26.2 million for the three months ended December 31, 2007 were the primary reasons for the Company’s net loss after taxes of $53.8 million. The effective tax rate for the three months ended December 31, 2007 was (364.8%). The Company’s effective tax rate for the year ended December 31, 2007 was 55.7%. Excluding goodwill impairment charges of approximately $67.7 million, which are not deductible for income tax purposes, the Company’s effective tax rate for the year ended December 31, 2007 was approximately 41.7%.
Cinemark Holdings, Inc.’s revenues for the year ended December 31, 2007 increased 37.9% to $1,682.8 million from $1,220.6 million for the year ended December 31, 2006. During the year ended December 31, 2007, admissions revenues increased 43.0% and concession revenues increased 37.4%. The increases were primarily related to a 19.3% increase in attendance; a 20.0% increase in average ticket prices; and a 15.2% increase in concession revenues per patron, all of which were favorably impacted by the acquisition of Century Theatres, Inc. that occurred on October 5, 2006. On a pro forma basis giving effect to the Century Acquisition as if it had occurred on January 1, 2006, the Company’s total revenues for the year ended December 31, 2007 increased 4.4%, admissions revenues increased 5.6% and concession revenues increased 6.0%. The increases were primarily related to increases in average ticket price and concession revenues per patron.

Adjusted EBITDA for the year ended December 31, 2007 increased 38.8% to $376.9 million from $271.6 million for the year ended December 31, 2006. The Company’s Adjusted EBITDA margin was 22.4% for the year ended December 31, 2007. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the year ended December 31, 2007 was $88.9 million compared to net income of $0.8 million for the year ended December 31, 2006.
During the year ended December 31, 2007, the Company repurchased approximately $332.1 million aggregate principal amount of its 9% senior subordinated notes, primarily utilizing the proceeds received upon the sale of shares in connection with the National CineMedia, Inc. initial public offering, and repurchased $69.2 million aggregate principal amount at maturity of its 9 3/4% senior discount notes utilizing the proceeds from its initial public offering. The Company recorded a loss on early retirement of debt of approximately $13.5 million related to these note repurchases.
On December 31, 2007, the Company’s aggregate screen count was 4,665, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of December 31, 2007, the Company had signed commitments to open 13 new theatres with 147 screens during 2008 and open five new theatres with 78 screens subsequent to 2008.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 36984398. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 36984398. The replay will be available until March 8, 2008.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of December 31, 2007, Cinemark operates 408 theatres and 4,665 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s 424(b)(1) prospectus filed April 24, 2007 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

					Pro Forma
	Three months ended		Years ended		Year ended
	December 31,		December 31,		December 31,
	2007	2006	2007	2006	2006 (1)
Statement of Operations Data:
Revenues
Admissions	$252,422	$246,092	$1,087,480	$760,275	$1,029,881
Concession	118,644	115,575	516,509	375,798	487,416
Other	22,218	29,838	78,852	84,521	94,807

Total revenues	393,284	391,505	1,682,841	1,220,594	1,612,104

Cost of operations
Film rentals and advertising	135,517	130,982	589,717	405,987	546,144
Concession supplies	18,403	17,157	81,074	59,020	75,359
Facility lease expense	52,889	48,246	212,730	161,374	206,950
Other theatre operating expenses	89,243	83,498	364,569	263,424	345,388
General and administrative expenses	21,787	21,810	79,518	67,768	84,619
Termination of profit participation agreement	—	—	6,952	—	—
Depreciation and amortization	38,289	34,947	151,716	99,470	141,416
Impairment of long-lived assets	26,168	23,338	86,558	28,537	28,943
(Gain) loss on sale of assets and other	(2,336)	2,345	(2,953)	7,645	7,706

Total cost of operations	379,960	362,323	1,569,881	1,093,225	1,436,525

Operating income	13,324	29,182	112,960	127,369	175,579

Interest expense (2)	(33,830)	(42,220)	(145,596)	(109,328)	(168,051)
Gain on NCM transaction	—	—	210,773	—	—
Gain on Fandango transaction	—	—	9,205	—	—
Loss on early retirement of debt	(1,920)	(5,782)	(13,456)	(8,283)	(8,283)
Distributions from NCM	5,745	—	11,499	—	—
Other income	5,114	1,600	15,497	3,768	3,727

Income (loss) before taxes	(11,567)	(17,220)	200,882	13,526	2,972
Income taxes	42,198	3,109	111,962	12,685	6,520

Net income (loss)	$(53,765)	$(20,329)	$88,920	$841	$(3,548)

Net Earnings (Loss) Per Share:
Basic	$(0.50)	$(0.22)	$0.87	$0.01	$(0.04)

Diluted	$(0.50)	$(0.22)	$0.85	$0.01	$(0.04)

Other Financial Data:
Adjusted EBITDA (3)	$83,800	$91,330	$376,938	$271,615
Adjusted EBITDA margin	21.3%	23.3%	22.4%	22.3%

Other Operating Data:
Attendance (patrons):
Domestic	34,891	37,156	151,712	118,714	155,981
International	12,669	12,621	60,958	59,550	59,550

Worldwide	47,560	49,777	212,670	178,264	215,531

Average screen count (month end average):
Domestic	3,631	3,516	3,581	2,695
International	1,001	955	977	933

Worldwide	4,632	4,471	4,558	3,628

	As of	As of
	December 31,	December 31,
	2007	2006
Balance Sheet Data:
Cash and cash equivalents	$338,043	$147,099
Theatre properties and equipment, net	1,314,066	1,324,572
Total assets	3,296,892	3,171,582
Long-term debt, including current portion	1,523,745	1,911,653
Stockholders’ equity	1,019,203	689,297
Segment Information
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues
U.S.	$318,207	$328,955	$1,352,042	$936,684
International	75,663	63,074	333,624	285,854
Eliminations	(586)	(524)	(2,825)	(1,944)

Total Revenues	$393,284	$391,505	$1,682,841	$1,220,594

Adjusted EBITDA (3)
U.S.	$72,195	$82,771	$309,800	$217,845
International	11,605	8,559	67,138	53,770

Total Adjusted EBITDA	$83,800	$91,330	$376,938	$271,615

Capital Expenditures
U.S.	$28,649	$20,855	$110,496	$80,786
International	7,606	8,324	35,808	26,295

Total Capital Expenditures	$36,255	$29,179	$146,304	$107,081

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (loss)	$(53,765)	$(20,329)	$88,920	$841
Income taxes	42,198	3,109	111,962	12,685
Interest expense (2)	33,830	42,220	145,596	109,328
Gain on NCM transaction	—	—	(210,773)	—
Gain on Fandango transaction	—	—	(9,205)	—
Loss on early retirement of debt	1,920	5,782	13,456	8,283
Other income	(5,114)	(1,600)	(15,497)	(3,768)
Termination of profit participation agreement	—	—	6,952	—
Depreciation and amortization	38,289	34,947	151,716	99,470
Impairment of long-lived assets	26,168	23,338	86,558	28,537
(Gain) loss on sale of assets and other	(2,336)	2,345	(2,953)	7,645
Deferred lease expenses (4)	1,373	605	5,979	4,717
Amortization of long-term prepaid rents (4)	321	197	1,146	1,013
Share based awards compensation expense (5)	916	716	3,081	2,864

Adjusted EBITDA (3)	$83,800	$91,330	$376,938	$271,615

(1)	Pro forma financial and operating data for the year ended December 31, 2006 gives effect to the Century acquisition as if it had occurred on January 1, 2006. Pro forma data for the year ended December 31, 2006 represents Cinemark’s historical data for the year ended December 31, 2006 plus Century’s historical data for the period from January 1, 2006 to October 4, 2006. Pro forma adjustments have been made to eliminate the impact of the change of control payment made to Century’s management at the time of the acquisition, to reflect additional depreciation and amortization expense related to the increase in long-lived assets to fair value pursuant to purchase accounting and to reflect the increase in interest expense related to the changes in the Company’s debt structure that occurred as a result of the acquisition.

(2)	Includes amortization of debt issue costs and excludes capitalized interest.

(3)	Adjusted EBITDA as calculated in the chart above represents net income (loss) before income taxes, interest expense, gain on NCM transaction, gain on Fandango transaction, loss on early retirement of debt, other income, termination of profit participation agreement, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.

(4)	Non-cash expense included in facility lease expense.

(5)	Non-cash expense included in general and administrative expenses.

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